Exhibit 99.1

JP Energy Partners LP Announces Third Quarter 2015 Financial Results

IRVING, Texas, November 9, 2015 — JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced third quarter 2015 financial and operating results.

JP Energy reported Adjusted EBITDA of $10.4 million for the third quarter of 2015, compared to $9.6 million for the third quarter of 2014, and reported a loss from continuing operations of $8.4 million for the third quarter of 2015, compared to a loss from continuing operations of $5.6 million for the third quarter of 2014.  Distributable Cash Flow was $8.6 million for the third quarter of 2015, resulting in a distribution coverage ratio for the quarter of approximately 0.7x.

For the nine months ended September 30, 2015, JP Energy reported $32.7 million of Adjusted EBITDA, a 51% increase compared to $21.6 million for the first nine months of 2014, and reported a loss from continuing operations of $12.7 million for the first nine months of 2015 compared to a loss from continuing operations of $24.8 million for the same period of 2014.  Distributable Cash Flow was $26.8 million for the first nine months of 2015 and the distribution coverage ratio was approximately 0.7x.

“Our third quarter results reflect the investments we have made in our integrated asset base over the last year, resulting in more than 50% Adjusted EBITDA growth through the first nine months of 2015,” said J. Patrick Barley, Executive Chairman and Chief Executive Officer of JP Energy. “While many of our key assets continued to report strong volume and Adjusted EBITDA growth along with market share gains, results were partially offset by continued market pressures, particularly in our Crude Oil Supply and Logistics business due to the impact of lower crude oil prices and increased competition for barrels. We continue to have strong support from our sponsor, both in pursuit of growth opportunities and in the form of absorbing a portion of our corporate overhead this quarter as we continue to execute on our plan to reduce the overall cost structure for the company going forward.  We expect to return to a distribution coverage ratio of 1.0x in the fourth quarter and are targeting a 1.0x distribution coverage ratio for the full year of 2016 as well.”

Review of Segment Performance

NGL Distribution and Sales — Adjusted EBITDA for the NGL Distribution and Sales segment was $6.1 million for the third quarter of 2015, compared to $2.3 million for the third quarter of 2014. The increase was primarily a result of higher average NGL and refined products sales margins due to more favorable market conditions.

Crude Oil Pipelines and Storage — Adjusted EBITDA for the Crude Oil Pipelines and Storage segment was $6.0 million for the third quarter of 2015, compared to $5.3 million for the third quarter of 2014. The increase was primarily due to an increase in pipeline throughput following expansions of the Silver Dollar Pipeline System and the addition of a significant new customer on the system during the quarter.

Crude Oil Supply and Logistics — Adjusted EBITDA for the Crude Oil Supply and Logistics segment was a loss of $1.3 million for the third quarter of 2015, compared to a gain of $5.5 million for the third quarter of 2014. The decrease was primarily due to lower margins associated with continued low crude oil prices driving lower production volumes and creating more competition for crude purchases.  This decline was partially offset by an increase in crude oil sales volumes, which was primarily due to the growth in our market share in the Permian Basin from Silver Dollar Pipeline System expansions and customer additions.

Refined Products Terminals and Storage — Adjusted EBITDA for the Refined Products Terminals and Storage segment was $2.3 million for the third quarter of 2015, compared to $2.5 million for the third quarter of 2014.  The slight decrease was primarily due to moderately lower margins from a shift in refined product volume mix along with a one-time operating expense item, mostly offset by higher refined product sales from the addition of butane blending capabilities at our North Little Rock Terminal earlier in 2015.

Recent Developments

Expansions of Silver Dollar Pipeline System

In February 2015, we signed a 10-year fee based gathering agreement with Discovery Natural Resources LLC (“Discovery”) to construct and operate an extension of our Silver Dollar Pipeline crude oil gathering system into the core of the Midland Basin. The agreement with Discovery is supported by a dedication of approximately 53,000 acres in Reagan, Glasscock, Sterling and Irion Counties. In addition to pipeline gathering, we also provide crude oil trucking, marketing and related services for Discovery. The gathering system extension will consist of approximately 55 miles of pipeline, extending from southern Reagan County north into Glasscock County across the Midland Basin. In September 2015, we completed Phase I of the project: The construction and commissioning of 32 miles of pipeline and associated truck and measurement facilities. Phase II of the construction is expected to be completed in January 2016.

In February 2015, we also commissioned a new 70,000 barrel crude oil storage tank which increased our total crude oil storage capacity on the Silver Dollar Pipeline to 110,000 barrels at that time.

In April 2015, we announced that we have executed an interconnection agreement with an affiliate of Magellan Midstream Partners, L.P. (“Magellan”) to connect our Silver Dollar Pipeline System to Magellan’s Longhorn pipeline at the Barnhart Terminal in Crockett County, Texas. The interconnection provides producers with a third takeaway option from the Silver Dollar Pipeline System and direct access from the core of the Midland Basin to end markets in Houston. The connection was completed and began service in September 2015. As part of the Magellan project, we also added 30,000 barrels of crude oil storage which further increased the total crude oil storage capacity on the Silver Dollar Pipeline to 140,000 barrels.

Acquisition of Southern Propane Inc.

On May 8, 2015, we acquired substantially all of the assets of Southern Propane Inc. (“Southern”), a Houston-based industrial and commercial propane distribution and logistics company for approximately $16.3 million. The acquisition was funded through the use of borrowings from our revolving credit facility and the issuance of approximately 267,000 of our common units. The Southern acquisition expanded the asset base and market share of our NGL Distribution and Sales segment, specifically the acceleration of our entry into the Houston, Texas market as well as the expansion of our industrial, non-seasonal customer base.

Disposition of Crude Oil Supply and Logistics Assets

On September 30, 2015, we entered into an asset purchase agreement pursuant to which we intend to sell certain crude oil supply and logistics assets for a sales price of $1.8 million. We closed the transaction on November 2, 2015 and expect to recognize a gain on disposal of approximately $1.0 million.

Cash Distributions

On October 27, 2015, JP Energy announced that it would pay on November 13, 2015, to unitholders of record on November 6, 2015, a cash distribution of $0.3250 per common and subordinated unit for the three month period ended September 30, 2015.

Earnings Conference Call Information

We will hold a conference call on Tuesday, November 10, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss our third quarter 2015 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 13623247.  The replay will be available until November 24, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto JP Energy’s website at www.jpenergypartners.com in the Investors section. A replay of the webcast will also be available for approximately 30 days following the conference call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) crude oil supply and logistics; (iii) refined products terminals and storage; and (iv) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•                  our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•                  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•                  our ability to incur and service debt and fund capital expenditures; and

•                  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and cash flow from operating activities, respectively, and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA, distributable cash flow and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define distributable cash flow as Adjusted EBITDA plus proceeds from the sale of assets, less net cash interest paid, income taxes paid and maintenance capital expenditures. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2015	2014
	(in thousands, except unit data)
ASSETS

Current assets
Cash and cash equivalents	$8,529	$3,325
Restricted cash	—	600
Accounts receivable, net	75,170	108,725
Receivables from related parties	8,531	10,548
Inventory	14,985	20,826
Prepaid expenses and other current assets	10,039	4,915
Total Current Assets	117,254	148,939

Non-current assets
Property, plant and equipment, net	296,749	262,148
Goodwill	254,527	248,721
Intangible assets, net	141,613	148,311
Deferred financing costs and other assets, net	3,920	5,054
Total Non-Current Assets	696,809	664,234
Total Assets	$814,063	$813,173

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$60,504	$88,052
Payables to related parties	64	—
Accrued liabilities	19,449	28,971
Capital leases and short-term debt	113	229
Customer deposits and advances	4,082	5,050
Current portion of long-term debt	564	383
Total Current Liabilities	84,776	122,685

Non-current liabilities
Long-term debt	167,737	84,125
Other long-term liabilities	1,925	5,683
Total Liabilities	254,438	212,493

Commitments and Contingencies

Partners’ capital
General partner interest	2,568	—
Common units (22,119,170 and 21,852,219 units authorized as of September 30, 2015 and December 31, 2014 respectively; 18,464,685 and 18,209,519 units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	295,701	315,630
Subordinated units (18,197,249 units authorized; 18,131,023 and 18,197,249 units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	261,356	285,050
Total Partners’ Capital	559,625	600,680
Total Liabilities and Partners’ Capital	$814,063	$813,173

JP ENERGY PARTNERS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except unit and per unit data)

REVENUES:
Crude oil sales	$210,422	$371,623	$730,859	$1,102,030
Crude oil sales - related parties	196	—	196	—
Gathering, transportation and storage fees	6,457	8,130	20,057	23,923
Gathering, transportation and storage fees - related parties	926	—	1,206	—
NGL and refined product sales	34,773	41,982	127,028	142,146
NGL and refined product sales - related parties	—	476	—	7,409
Refined products terminals and storage fees	3,373	3,069	9,549	7,290
Refined products terminals and storage fees - related parties	—	74	—	1,521
Other revenues	3,436	3,237	10,461	10,086
Total revenues	259,583	428,591	899,356	1,294,405

COSTS AND EXPENSES:
Cost of sales, excluding depreciation and amortization	224,425	392,662	781,173	1,190,859
Operating expense	19,119	17,048	53,676	52,304
General and administrative	10,669	11,315	36,132	35,196
Depreciation and amortization	12,343	10,395	35,768	30,569
(Gain) loss on disposal of assets, net	(14)	533	1,395	1,193
Total costs and expenses	266,542	431,953	908,144	1,310,121

OPERATING LOSS	(6,959)	(3,362)	(8,788)	(15,716)

OTHER INCOME (EXPENSE)
Interest expense	(1,514)	(2,406)	(4,069)	(7,957)
Loss on extinguishment of debt	—	—	—	(1,634)
Other income, net	107	—	470	506

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,366)	(5,768)	(12,387)	(24,801)

Income tax (expense) benefit	(82)	158	(333)	2

LOSS FROM CONTINUING OPERATIONS	(8,448)	(5,610)	(12,720)	(24,799)

DISCONTINUED OPERATIONS
Net loss from discontinued operations	—	—	—	(9,608)

NET LOSS	$(8,448)	$(5,610)	$(12,720)	$(34,407)

Basic and diluted loss per unit
Net loss allocated to common units	$(4,215)		$(6,273)
Weighted average number of common units outstanding	18,465,839		18,343,137
Basic and diluted loss per common unit	$(0.23)		$(0.34)

Net loss allocated to subordinated units	$(4,233)		$(6,447)
Weighted average number of subordinated units outstanding	18,142,293		18,159,181
Basic and diluted loss per subordinated unit	$(0.23)		$(0.36)

Distribution declared per common and subordinated unit	$0.325		$0.975

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$5,988	$5,301	$17,593	$15,447
Crude oil supply and logistics	(1,276)	5,477	394	7,139
Refined products terminals and storage	2,261	2,525	7,601	7,666
NGL distribution and sales	6,135	2,256	23,083	9,902
Discontinued operations	—	—	—	983
Corporate and other	(2,661)	(5,966)	(15,971)	(19,502)
Total Adjusted EBITDA	10,447	9,593	32,700	21,635
Depreciation and amortization	(12,343)	(10,395)	(35,768)	(30,569)
Interest expense	(1,514)	(2,406)	(4,069)	(7,957)
Loss on extinguishment of debt	—	—	—	(1,634)
Income tax (expense) benefit	(82)	158	(333)	2
Gain (loss) on disposal of assets, net	14	(533)	(1,395)	(1,193)
Unit-based compensation	(323)	(578)	(875)	(1,163)
Total gain (loss) on commodity derivatives	3,471	(762)	(1,449)	(730)
Net cash (receipts) payments for commodity derivatives settled during the period	7,503	105	15,918	(483)
Early settlement of commodity derivatives	(8,745)	—	(8,745)	—
Non-cash inventory costing adjustment	(3,662)	—	(2,671)	—
Corporate overhead support from general partner	(3,000)	—	(3,000)	—
Transaction costs and other	(214)	(792)	(3,033)	(1,724)
Discontinued operations	—	—	—	(10,591)
Net loss	$(8,448)	$(5,610)	$(12,720)	$(34,407)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in thousands)
Segment Adjusted gross margin
Crude oil pipelines and storage	$7,120	$6,501	$21,117	$18,868
Crude oil supply and logistics	1,282	8,234	8,471	14,702
Refined products terminals and storage	3,480	3,573	10,524	13,379
NGL distribution and sales	24,709	18,635	75,320	58,540
Total Adjusted gross margin	36,591	36,943	115,432	105,489
Operating expenses	(19,119)	(17,048)	(53,676)	(52,304)
General and administrative	(10,669)	(11,315)	(36,132)	(35,196)
Depreciation and amortization	(12,343)	(10,395)	(35,768)	(30,569)
Gain (loss) on disposal of assets, net	14	(533)	(1,395)	(1,193)
Total gain (loss) on commodity derivatives	3,471	(762)	(1,449)	(730)
Net cash (receipts) payments for commodity derivatives settled during the period	7,503	105	15,918	(483)
Early settlement of commodity derivatives	(8,745)	—	(8,745)	—
Non-cash inventory costing adjustment	(3,662)	—	(2,671)	—
Other non-cash items	—	(357)	(302)	(730)
Operating loss	$(6,959)	$(3,362)	$(8,788)	$(15,716)

JP ENERGY PARTNERS

NON-GAAP RECONCILIATION (CONTINUED)

(Unaudited)

Three months ended September 30, 2015	Nine months ended September 30, 2015
(in thousands)
Net cash provided by operating activities	$4,944	$24,266
Depreciation and amortization	(12,343)	(35,768)
Derivative valuation changes	11,024	14,625
Amortization of deferred financing costs	(227)	(682)
Unit-based compensation	(323)	(875)
Loss on disposal of assets	14	(1,395)
Bad debt expense	(307)	(999)
Other non-cash items	7	193
Changes in assets and liabilities	(11,237)	(12,085)
Net loss	$(8,448)	$(12,720)
Depreciation and amortization	12,343	35,768
Interest expense	1,514	4,069
Income tax expense	82	333
(Gain) loss on disposal of assets, net	(14)	1,395
Unit-based compensation	323	875
Total gain (loss) on commodity derivatives	(3,471)	1,449
Net cash payments for commodity derivatives settled during the period	(7,503)	(15,918)
Early settlement of commodity derivatives	8,745	8,745
Non-cash inventory costing adjustment	3,662	2,671
Corporate overhead support from general partner	3,000	3,000
Transaction costs and other	214	3,033
Adjusted EBITDA	$10,447	$32,700
Less:
Cash interest paid, net of interest income	1,238	3,209
Cash taxes paid	—	450
Maintenance capital expenditures, net	585	2,290
Distributable cash flow	$8,624	$26,751
Less:
Distributions	12,028	36,040
Amount in excess of (less than) distributions	$(3,404)	$(9,289)
Distribution coverage	0.72	x	0.74	x

JP ENERGY PARTNERS

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three months ended September 30,
Segment	Key Operational Data	2015	2014	Change

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbls/d) (1)	28,240	20,411	7,829
Crude oil supply and logistics	Crude oil sales (Bbls/d)	65,043	43,063	21,980
Refined products terminals and storage	Terminal and storage throughput (Bbls/d)	66,967	67,628	(661)
NGL distribution and sales	NGL and refined product sales (Mgal/d)	175	176	(1)

(1)         Represents the average daily throughput volume in our crude oil pipelines operations. The volumes in our crude oil storage operations have no effect on operations as we receive a set fee per month that does not fluctuate with the volume of crude oil stored.

Source: JP Energy Partners LP

JP Energy Partners LP

Investor Relations, 866-912-3714

investorrelations@jpep.com